FOR IMMEDIATE RELEASE

June 21, 2012

SYMBOL: TXMD

TRADED: OTCQB

THERAPEUTICSMD, INC. FILES FOR TWO ADDITIONAL PATENTS

ON PRESCRIPTION PRODUCTS FOR TREATMENT OF

MENOPAUSAL SYMPTOMS & RELATED CONDITIONS

FOR IMMEDIATE RELEASE – June 21, 2012 – Boca Raton, FL – TherapeuticsMD™, Inc. [OTCQB: TXMD], parent company of vitaMedMD®, LLC ("vitaMedMD"), a specialty pharmaceutical company ("TherapeuticsMD" or the "Company"), announced today that the Company has filed additional patent applications concerning its proprietary formulation technologies for its products TX12001HR, TX12002HR and TX12003HR. Two prior patent applications were filed by the Company within the last year. The Company expects to begin clinical trials in the near future for these prescription products for hormone replacement therapy in menopausal women. Thereafter, the Company intends to seek FDA approval under a New Drug Approval ("NDA") for these products as early as 2013 and as late as 2015.

Robert Finizio, the Company's Chief Executive Officer, stated, "The submission of these patents marks a new platform for Therapeutics’ expansion in the women’s health market. We envision providing women’s health products that deliver a more efficacious outcome while using a minimal required dose."

About TherapeuticsMD

TherapeuticsMD is a specialty pharmaceutical company focused on creating safe and effective therapies exclusively for women. The Company’s branded OTC and pharmaceutical products are designed to improve the health and well-being of women from pregnancy through menopause.  vitaMedMD provides dietary supplements and healthcare products focused on improving women’s health, wellness, and quality of life. Questions may be directed to Daniel A. Cartwright, the Company's Chief Financial Officer, at (561) 961-1911. More information on TherapeuticsMD is available on its website at www.therapeuticsmd.com. More information on vitaMedMD and its products are available at www.vitamedmdrx.com and www.vitamedmd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of TherapeuticsMD, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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